Exhibit 21

Agro Capital Management Corp.

List of Subsidiaries

Subsidiary	State or Jurisdiction of Incorporation	Percentage Owned
Apex Solutions, Inc.	California	100%
Peak Distribution Oklahoma, LLC	Oklahoma	100%